Exhibit 10.28 to 2005 10-Q

Summary Description of Compensation of Directors

Convergys employees receive no extra compensation for serving as Directors or committee members. Non-employee Directors receive compensation consisting of cash and restricted stock units. Non-employee Directors receive an annual retainer of $35,000 and a meeting fee of $1,500 for each Board meeting attended and $1,000 for each committee meeting attended. The Chairmen of the Audit, Compensation and Benefits, Finance and Governance and Nominating Committees receive an additional fee of $5,000 per year. Non-employee Directors also receive restricted stock units pursuant to the Convergys Corporation 1998 Long-Term Incentive Plan, as amended (“LTIP”). Each non-employee Director who is first elected or appointed to the Board receives a restricted stock unit award covering 6,300 Common Shares. Each non-employee Director also receives an annual restricted stock unit award covering 4,200 Common Shares, subsequent to his or her initial election or appointment to the Board, provided that he or she continues in office after the annual meeting. Restricted stock units awarded to non-employee Directors vest three years after the grant date (or earlier in the case of death, disability or retirement). The Board has agreed to allow Mr. Zimmerman to retain the stock options previously granted to him under the LTIP for the remainder of their ten-year terms.

Directors may elect to defer the receipt of all or a part of their fees, retainers and the shares issuable under restricted stock units under the Company’s Deferred Compensation and LTIP Award Deferral Plan for Non-Employee Directors (the “Directors Deferred Compensation Plan”). Fees and retainers that are deferred are assumed to be invested as directed by the Directors in the same type of investments, including Company Common Shares, as are made available to employees of the Company under the Company’s Retirement and Savings Plan. Accounts credited with fees and retainers under the Directors Deferred Compensation Plan will be paid in cash, in one lump sum or up to ten annual installments, when the Director leaves the Board. Amounts credited to the restricted stock account are assumed to be invested in Common Shares and are distributed in the form of Common Shares when the Director leaves the Board.

In the event of a change in control as defined in the Directors Deferred Compensation Plan, all accounts will be distributed in a single lump sum.